Exhibit 99.2

FOR IMMEDIATE RELEASE
Contact:	Ron Zollars, San Diego
858/826-7896
zollarsr@saic.com

SAIC COMPLETES SALE OF TELCORDIA

TO PROVIDENCE EQUITY AND WARBURG PINCUS

(SAN DIEGO) March 15, 2005 – Science Applications International Corporation (SAIC) today announced the completion of the sale of its subsidiary Telcordia Technologies, Inc., a leading provider of telecommunications software and services, to an affiliate of Providence Equity Partners (Providence) and Warburg Pincus (Warburg) for approximately $1.35 billion in cash subject to certain adjustments.

“Telcordia and its employees are poised to make meaningful contributions to an exciting and dynamic industry,” said Ken Dahlberg, SAIC chairman and chief executive officer. “We believe its value will be greatly enhanced by new ownership under Providence and Warburg and that SAIC received a fair purchase price that reflects Telcordia’s bright prospects. The sale will strengthen SAIC’s balance sheet and better enable us to pursue more focused strategic initiatives.”

SAIC purchased Telcordia from the Regional Bell Operating Companies (RBOCs) in November 1997. SAIC operated Telcordia as a wholly-owned subsidiary throughout its ownership of the company.

SAIC is the largest employee-owned research and engineering company in the United States, providing information technology, systems integration and eSolutions to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in national and homeland security, energy, the environment, space, telecommunications, health care, and logistics. With annual revenues of nearly $7 billion, SAIC and its subsidiaries have more than 42,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found at www.saic.com.

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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company’s Annual Report on Form 10-K for the period ended January 31, 2004, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.